STOCK OPTION AGREEMENT

Exhibit 4.21

INTELLIGENT LIVING APPLICATION GROUP INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is entered into by and between Intelligent Living Application Group Inc., a Cayman Islands corporation (the “Corporation” or the “Company”) and the Grantee to be effective on the Grant Date.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) has authorized this grant of the Option to the Grantee to purchase a number of ordinary shares of the Corporation as set forth below.  Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Intelligent Living Application Group Inc. 2022 Omnibus Equity Plan (the “Plan”).

Grantee:	[ ]
Grant Date:	February 22, 2023
Number of Shares:	[ ]
Exercise Price:	$1.23 per share

The parties hereto agree as follows:

1.Grant of Option.  Subject in all respects to the Plan and the terms and conditions herein, the Grantee is hereby granted an Option to purchase the ordinary shares of the Company (“Option”) at the Exercise Price as set forth above.  The Exercise Price may not be less than the Fair Market Value of an ordinary share of Company on the Grant Date.

2.Vesting; Exercise.  Except as set forth below, the Option shall vest immediately on the Grant Date.  To the extent that the Option has become vested and exercisable, that portion of the vested Option may be exercised by the Grantee, in whole or in part, at any time prior to the expiration of the stated term of the Option as provided in Section 3.

3.Option Term.  If it has not terminated sooner, this Option shall expire on the 5thth anniversary of the Grant Date.

4.Method of Exercise.  The vested portion of this Option may be exercised in whole or in part at any time during the term, by giving written notice of exercise to the Corporation specifying the number of shares of Stock to be exercised.  Such notice shall be accompanied by payment in full of the aggregate Exercise Price and any required tax withholding (as described in Section 8), or at the election of the Grantee, by cashless method according to the following formula, or any other method permitted under the Plan.

X = Y (A-C)

A

Where	X =	the number of ordinary shares to be issued to the holder
	Y =	the number of shares of the Option or, if only a portion of the
Option is being exercised, the portion of the Option being canceled
	A =	the Fair Market Value of one ordinary share of the Company as defined below

C =	Option Exercise Price

For purposes of the above calculation, Fair Market Value of one ordinary share of the Company shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s ordinary shares at the time of such exercise, the fair market value per share shall be the average closing price quoted on the NASDAQ Stock Market for the five (5) trading days prior to the date on which a written notice of the Grantee’s election to exercise his/her Option has been received by the Company.

5.Restriction on Transfer of Option.  No part of the Option, whether or not vested, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.  All rights with respect to the Option shall be exercisable during the Grantee’s lifetime only by such Grantee, except as designated by the Grantee by will or by the laws of descent and distribution.

6.Stockholder Rights.  The Grantee shall not be entitled to any rights of a stockholder of the Corporation, including the right to vote or receive dividends declared or paid with respect to the Stock underlying the Option, until the Stock is issued to the Grantee upon exercise of the Option.  Stock issued upon exercise of the Option is subject to the terms and conditions of the certificate of incorporation, memorandum and articles of association and other governing documents of the Corporation, as they may be amended from time to time.

7.Securities Law Compliance.  Shares of Stock issued pursuant to the exercise of the Option are subject to the terms and conditions of the Plan, including that the Corporation is not required to issue any shares of Stock under this Award if the issuance of such shares would constitute a violation by the Grantee or the Corporation of any provision of any law or regulation of any governmental authority, including without limitation, any federal or state securities laws or regulations.

Upon the exercise of the Option, the Grantee shall be deemed to acknowledge and make the representations and warranties as described below, and agrees to provide such other representations and warranties and take such actions as otherwise may be requested by the Company for compliance with applicable laws, and any issuance of Stock by the Company shall be made in reliance upon the express representations and warranties of the Grantee that:

(a) the Grantee is issued Stock for his or her own account, for investment purposes and without any present intention of distributing or reselling said Stock, except as permitted under the Securities Act;

(b) the Grantee is fully aware of the highly speculative nature of the investment in the Stock, the financial hazards involved in the investment, and the lack of liquidity and restrictions on transferability of the Stock (e.g., that the Grantee may not be able to sell or dispose of the Stock or use it as collateral for loans); and

(c) the Grantee (i) has sufficient knowledge and experience in business and financial matters to evaluate the Company and to make an informed decision with respect to the issuance of the Stock and (ii) has received and had access to such information as the Grantee considers necessary and appropriate for deciding whether to invest in the Stock and has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance.

8.Tax Withholding.  The Corporation shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld upon the issuance of any shares of Stock subject to this Award in accordance with Section 8.6 of the Plan.

9.Tax Matters.  To the extent that this Option is designated as an ISO, but does not qualify as an incentive stock option, or is not designated as an ISO, it shall be treated as a Non-Qualified Stock Option or NSO under the Plan.

10.Provisions of Plan Control.  This Agreement is subject to all terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee or the Board and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements and understandings (whether written or oral) between the Corporation and the Grantee with respect to the subject matter hereof.

11.Successors, Assigns and Transferees. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors and permitted transferees (including, upon the death of the Grantee, the Grantee’s estate).

12.No Obligation to Continue Service.  This Agreement is not an agreement of directorship, employment or other service.  This Agreement does not guarantee that the Corporation or any affiliate will retain or continue to retain the Grantee during the entire, or any portion of the, term of this Agreement or the Option, nor does it modify in any respect the Corporation’s or any affiliate’s right to terminate or modify the Grantee’s services as director, employee or otherwise.

13.Adjustment.  The number and kind of shares of Stock subject to this Award are subject to adjustment as provided in Section 1.5 of the Plan.

14.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without giving effect to any choice of law or conflict of law provision or rule.

15.Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date set forth above.

Intelligent Living Application Group Inc.
By:
Name:	Bong Lau
Title:	Chief Executive Officer

GRANTEE
By:
Name:
Address: